Exhibit (a)(1)(i)

Persimmon Growth Partners Investor Fund
1777 Sentry Parkway West, Gwynedd Hall, Suite 102
Blue Bell, PA 19422
(877) 502-6840

Persimmon Growth Partners Investor Fund Offer to Repurchase
Up to twenty-five percent (25%) of its Shares
at Net Asset Value
______________________________________________________________________________

All requests to have Shares repurchased must be RECEIVED by JD Clark & Company in proper form no later than
12:00 midnight Eastern Time on February 3, 2011,
unless the Offer to Repurchase is extended
______________________________________________________________________________

January 3, 2011

Dear Shareholder:

This notice is to inform you about the offer by Persimmon Growth Partners Investor Fund (the “Fund”) to repurchase up to twenty-five percent (25%) of the outstanding shares of beneficial interest of the Fund (the “Shares”) pursuant to tenders by shareholders in the Fund (each, a “Shareholder”; collectively, the “Shareholders”).  If you desire to tender all or a portion of your Shares in the Fund, you must do so by 12:00 midnight Eastern Time on February 3, 2011, unless extended (the “Expiration Date”), upon the terms and conditions contained in the Offer to Repurchase and Letter of Transmittal, which as each may be amended or supplemented from time to time together constitute the “Repurchase Offer”.

The Repurchase Offer is intended to provide Shareholders with a source of liquidity for their Shares, as Shares are not redeemable daily for cash, nor are they traded on a stock exchange.  Shareholders can offer all or a portion of their Shares for repurchase only during one of the Fund’s repurchase offers.  IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT HAVE TO DO ANYTHING AND CAN DISREGARD THIS NOTICE.  We will contact you prior to the next repurchase offer.

The repurchase price (the “Repurchase Price”) is an amount equal to the net asset value of the Shares of the Fund as of the close of the regular trading session of the New York Stock Exchange on March 31, 2011 (the “Net Asset Value Determination Date”).  A Shareholder may expect to receive the Repurchase Price in cash, without interest, subject to terms and conditions in the Repurchase Offer.  Shareholders should realize that the value of the Shares tendered in this Repurchase Offer likely will change between February 3, 2011 and March 31, 2011 (the date when the value of the Shares tendered for repurchase will be determined).  Shareholders tendering their Shares should also note that they will remain Shareholders in the Fund, with respect to their Shares tendered and accepted for purchase by the Fund, through March 31, 2011.  Any tendering Shareholders who wish to obtain the estimated net asset value of their Shares should contact Persimmon Capital Management, LP (the “Investment Manager”), at the number provided below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., Eastern Time.

If you wish to sell all or a portion of your Shares during this tender period, you can do so in one of the following ways:

1.
If your Shares are held in your own name (please refer to your account statement), you can complete the attached Letter of Transmittal and return it to the Fund’s Administrator, JD Clark & Company, together with any required signature guarantees and any other documents required by the Letter of Transmittal, by the Expiration Date (12:00 midnight Eastern Time on February 3, 2011, unless extended).

2.
If your Shares are held for you by a financial intermediary such as a broker, dealer, commercial bank, trust company, retirement plan trustee, or other nominee (each, a “Financial Intermediary”), you should contact your Financial Intermediary to tender such Shares.  The Financial Intermediary may charge a transaction fee for processing your repurchase request.

The Fund’s board of trustees (the “Board of Trustees”) unanimously approved the Repurchase Offer.  However, none of the Fund, the Investment Manager, nor the Board of Trustees makes any recommendation to any Shareholder as to whether to participate in the Repurchase Offer.  Shareholders are urged to evaluate carefully all information in the Offer to Repurchase and Letter of Transmittal, consult their own financial and tax advisors and make their own decision whether or not to tender Shares for repurchase.  If you have any questions, contact your financial advisor or you may call Persimmon Capital Management, LP at (877) 502-6840.

Sincerely,

Persimmon Growth Partners Investor Fund